Exhibit 3.4
                           KATTEN MUCHIN ROSENMAN LLP
                               575 MADISON AVENUE
                                NEW YORK NY 10022

                                January 19, 2006


2 Hanson Place, 12th Floor
Brooklyn, New York  11217

The Bank of New York,
As Trustee Van Kampen Unit Trusts,
Taxable Income Series 91



Ladies and Gentlemen:


         We are acting as your counsel in connection with the execution and delivery by you of a certain Trust Agreement, dated as of today (the "Indenture"), among Van Kampen Funds Inc. (the "Depositor"), Standard & Poor's Securities Evaluations, Inc., as Evaluator, Van Kampen Asset Management, a Delaware corporation, an affiliate of the Depositor, as Supervisor, and you, as Trustee, establishing Van Kampen Unit Trusts, Taxable Income Series 91 (the "Fund"), consisting of Van Kampen Unit Trusts, Taxable Income Series 91, Insured Income Trust, Series 137 (individually a "Trust," and in the aggregate, the "Trusts"), and the execution by you, as Trustee under the Indenture, of a certificate or certificates evidencing ownership of all of the units of fractional undivided interests (such certificate or certificates and such units being herein respectively called "Certificates" and "Units") in the Trust, as set forth in the prospectus, dated today, for filing as an amendment to the registration statement heretofore filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (respectively the "Prospectus" and the "Registration Statement"), relating to the Fund (File Number 333-129589). The Trust consists of the total principal amount of interest bearing obligations as set forth in the Prospectus (including delivery statements relating to contracts for the purchase of certain securities not yet delivered and cash, cash equivalents, an irrevocable letter of credit, or a combination thereof, in the amount required for such purchase upon the receipt of such securities) defined in the Indenture as "Bonds" and listed or otherwise incorporated into the Indenture.

         We have examined the Indenture, specimen Certificates and originals (or copies certified or otherwise identified to our satisfaction) of such other instruments, certificates and documents as we have deemed necessary or appropriate for the purpose of rendering this opinion letter. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. As to any facts material to this opinion letter, we have, when relevant facts were not independently established, relied upon the aforesaid instruments, certificates and documents.

         Based on the foregoing, we are of the opinion that:

               1. The Bank of New York is a corporation organized under the laws of the State of New York with the powers of a trust company under the Banking Law of the State of New York.

               2. The execution of the Indenture is within the authorization of the executing officers of The Bank of New York.

               3. The Indenture is in proper form for execution and delivery by you as Trustee.

               4. The Certificates are in proper form for execution and delivery by you as Trustee.

               5. Upon receipt by you of the Bonds deposited for the Trust, you may properly execute Certificates or statements evidencing ownership of the Units of the Trust, registered in the name of the Depositor, and upon receipt of advice of the effectiveness of the Registration Statement, you may deliver such Certificates or statements to or upon the order of the Depositor as provided in the Closing Memorandum being executed and delivered today by the parties to the Indenture.

               6. You as Trustee may lawfully, under the Banking Law of the State of New York, advance to the Trust such amounts as may be necessary to provide periodic interest distributions of approximately equal amounts for the Trust, and be reimbursed without interest for any such advance from funds in the interest account for the Trust on the ensuing record date, as provided in the Indenture.

         In rendering the foregoing opinion we have not considered, among other things, whether the Bonds have been duly authorized and delivered or the tax status of the Bonds under any federal, state or local law.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name and the reference to our firm in the Registration Statement and in the Prospectus.

                                                               Very truly yours,


                                                  /s/ Katten Muchin Rosenman LLP
                                                      --------------------------
                                                      Katten Muchin Rosenman LLP